NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION

NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the entire class of the following securities issued by Swedish Export Credit Corporation (also known as Aktiebolaget Svensk Exportkredit) (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Accelerated Return Bear Market Notes Linked to the Consumer Discretionary Select Sector Index due April 6, 2009

Accelerated Return Notes Linked to the Russell 2000 Index due April 6, 2009

Accelerated Return Notes Linked to the MSCI Emerging Markets Index due April 7, 2009

Accelerated Return Notes Linked to the Nikkei 225 Index due April 8, 2009

Accelerated Return Notes Linked to the Russell 1000 Growth Index due May 5, 2009

Accelerated Return Bear Market Notes Linked to the S&P 500 Index due May 5, 2009

Accelerated Return Notes Linked to the Dow Jones Industrial Average due May 6, 2009

Accelerated Return Notes Linked to the S&P MidCap 400 Index due
June 4, 2009

Accelerated Return Notes Linked to the S&P 500 Index due June 5, 2009





This action is being taken pursuant to the provisions of Rule 12d2-2(a)(3), as NYSE Regulation has been notified of the dissolution by the Company of the above issues. Accordingly, each of the above issues has been suspended from trading on NYSE Arca prior to the opening of business on its maturity date.